UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2017

AZURRX BIOPHARMA, INC.

Delaware	001-37853	46-4993860
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

760 Parkside Avenue Downstate Biotechnology Incubator, Suite 304 Brooklyn, New York	11226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 699-7855
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

NOT APPLICABLE
(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2017, AzurRx BioPharma, Inc. (the “Company”) and Maged Shenouda, a member of the Company’s Board of Directors, entered into an employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 (the “Employment Agreement”), pursuant to which Mr. Shenouda will serve as the Company’s Executive Vice-President of Corporate Development and Chief Financial Officer. As a result of the appointment of Mr. Shenouda to the position of Chief Financial Officer, Johan (Thijs) Spoor, the Company's Chief Executive Officer, will no longer serve as the Company's principal accounting and financial officer.

Mr. Shenouda, age 53, joined the Company’s Board of Directors in October 2015. Mr. Shenouda, a financial professional in the biotechnology industry, was the Head of Business Development at Retrophin, Inc. from January 2014 until November 2014. From January 2012 until September 2013, he served as Head of East Coast Operations for the Blueprint Life Science Group. Prior thereto, Mr. Shenouda was a financial analyst, first at UBS from January 2004 until March 2010 and Stifel Nicolaus from June 2010 until November 2011. He currently serves on the boards of directors of Relmada Therapeutics, Inc. (OTCQB: RLMD) and Protea Biosciences Group, Inc. (OTCQB: PRGB). Mr. Shenouda received an MBA from Rutgers Graduate School of Management and BS in Pharmacy from St. John's College of Pharmacy.  He is a Registered Pharmacist in New Jersey and California.

Pursuant to the Employment Agreement, Mr. Shenouda will serve as the Company’s Executive Vice-President of Corporate Development and Chief Financial Officer for a term of three years, during which time he will receive a base salary of $275,000, which amount may be increased by the Company at any time during the term of the Employment Agreement. In addition to the base salary, Mr. Shenouda will be eligible to receive a cash bonus based on the achievement of certain financial, clinical development, and/or business milestones, which milestones will be established annually by the Company’s Board of Directors or the Compensation Committee (the “Annual Milestone Bonus”). Upon execution of the Employment Agreement, Mr. Shenouda became entitled to receive stock options to purchase 100,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), pursuant to the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “Option”), which Option will vest as follows so long as Mr. Shenouda is serving as either Executive Vice-President of Corporate Development or as Chief Financial Officer: (i) 75% upon acceptance of a US IND for MS1819, and (ii) 25% upon the Company completing a Phase IIa clinical trial for MS1819. The Option shall have a per share exercise price equal to the closing price of the Company’s Common Stock on NASDAQ Capital Market on the trading day immediately prior to the date of issuance, and will expire on September 25, 2027.

The Company may terminate the Employment Agreement at any time, with or without Cause, as such term is defined in the Employment Agreement. If the Company terminates the Employment Agreement without Cause, or if the Employment Agreement is terminated due to a Change of Control, as such term is defined in the Employment Agreement, Mr. Shenouda will be entitled to (i) all salary owed through the date of termination, (ii) any unpaid Annual Milestone Bonus, (iii) severance in the form of continuation of his salary for the greater of a period of 12 months following the termination date or the remaining term of the Employment Agreement, (iv) payment of premiums to cover COBRA for a period of 12 months following the termination date, (v) a prorated annual bonus equal to the target Annual Milestone Bonus, if any, for the year of termination multiplied by the formula set forth in the Employment Agreement and (vi) immediate accelerated vesting of any unvested Option or other unvested awards.

Except as disclosed in this Current Report on Form 8-K, Mr. Shenouda has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

Item 9.01
Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, by and between AzurRx BioPharma, Inc. and Maged Shenouda, dated September 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AzurRx BioPharma, Inc.
Date: October 2, 2017
By:	/s/ Johan M. Spoor
Name: Johan M. Spoor
Title: Chief Executive Officer

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, by and between AzurRx BioPharma, Inc. and Maged Shenouda, dated September 26, 2017.